Exhibit 99.1

News Release

Corporate Contact:

Lightlake Therapeutics Inc.

445 Park Avenue, 9th Floor

New York, NY 10022

Dr. Roger Crystal, CEO

(212) 829-5546

investor.relations@lightlaketherapeutics.com

NARCAN® (NALOXONE HYDROCHLORIDE) NASAL SPRAY APPROVED BY U.S. FOOD AND DRUG ADMINISTRATION

NEW YORK – (November 19, 2015) – Lightlake Therapeutics Inc. (“Lightlake”) (OTCQB: LLTP), a specialty pharmaceutical company developing pharmacological treatments for substance use, addictive, and eating disorders announced today that the U.S. Food and Drug Administration (FDA) has approved NARCAN® (naloxone hydrochloride) Nasal Spray for the emergency treatment of known or suspected opioid overdose, to be marketed by Adapt Pharma Limited (“Adapt”), Lightlake’s partner.

For more than 40 years naloxone has been trusted by healthcare providers for reversing the effects of opioid overdose, but until yesterday it was FDA approved only as an injection. NARCAN® Nasal Spray, to be marketed by Adapt, can be administered in an emergency by family members, caregivers, or others to reverse the effects of opioid overdose until help arrives. An opioid overdose may cause brain damage or death, so NARCAN® Nasal Spray should be administered as quickly as possible if a patient is unresponsive and an opioid overdose is suspected, even when in doubt. In the United States, opioid overdose related deaths are growing and claimed almost 24,500 lives in 2013, or an average of one life every 21 minutes.1 The majority of those deaths involved prescription opioids2 and happened in people’s homes.3

In response, momentum to increase access to naloxone is building. In October, President Obama, included a call to make naloxone more readily available as part of a major initiative to address the nation’s opioid epidemic.4 Major medical groups, including the American Medical Association and American Academy of Family Physicians, have also called for increased access to naloxone.5

“This is a very important day for physicians, patients, first responders, and caregivers,” commented Dr. Roger Crystal, M.D., CEO of Lightlake. “This product has the potential to save thousands of lives each year. It has been a privilege to develop this drug in partnership with NIDA, and we’re very pleased that our partner Adapt will be launching NARCAN® Nasal Spray very soon.”

Lightlake plans to now focus on developing products for substance abuse, addictions, and eating disorders. Over the next year, Lightlake plans to bring the next generation of products into clinical trials.

In December 2014, Lightlake announced a licensing deal with a subsidiary of Adapt. As per the terms of the deal, in exchange for licensing its opioid overdose reversal treatment, Lightlake could receive potential development and sales milestone payments of more than $55 million, plus up to double-digit royalties.

Relevant Links

The National Institute on Drug Abuse (NIDA): http://www.drugabuse.gov/news-events/news-releases/2015/11/fda-approves-naloxone-nasal-spray-to-reverse-opioid-overdose

Adapt Pharma Limited: http://www.adaptpharma.com/press-releases/

Indications and Important Safety Information: http://www.NarcanNasalSpray.com

About Lightlake Therapeutics Inc.

Lightlake Therapeutics Inc. is a specialty pharmaceutical company developing pharmacological treatments for substance use, addictive, and eating disorders. Lightlake has entered into a licensing deal with a subsidiary of Adapt Pharma Limited with respect to a treatment to reverse opioid overdoses, which have reached epidemic proportions in the United States. Lightlake also has collaborated on clinical trials with the National Institute on Drug Abuse, part of the National Institutes of Health, with respect to this treatment. In addition, Lightlake has completed a Phase II clinical trial to treat Binge Eating Disorder. For more information please visit: www.lightlaketherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

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1 Centers for Disease Control and Prevention: NCHS Data Brief Number 190, March 2015 http://www.cdc.gov/nchs/data/databriefs/db190.htm#ref2

2 Ibid

3 CDC Wonder Database Multiple Cause of Death MCD - ICD-10 Codes: T40.1 (Heroin), T40.2 (Other opioids), T40.3 (Methadone), T40.4 (Other synthetic narcotics) 2013

4 The White House Office of the Press Secretary. FACT SHEET: Obama Administration Announces Public and Private Sector Efforts to Address Prescription Drug Abuse and Heroin Use. 2015. Available at: https://www.whitehouse.gov/the-press-office/2015/10/21/fact-sheet-obama-administration-announces-public-and-private-sector

5 American Medical Association. The American Medical Association Task Force to Reduce Prescription Opioid Abuse. 2015. Available at: http://www.ama-assn.org/ama/pub/advocacy/topics/preventing-opioid-abuse/opioid-abuse-task-force.page

Corporate Contact:

Lightlake Therapeutics Inc.

445 Park Avenue, 9th Floor

New York, NY 10022

Dr. Roger Crystal, CEO

(212) 829-5546